Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Place of Incorporation of Organization
MarketAxess Corporation	Delaware
MarketAxess SEF Corporation	Delaware
MarketAxess Technologies Inc.	Delaware
MarketAxess Colombia Corp.	Delaware
MarketAxess International Holdings, LLC	Delaware
MarketAxess Limited	United Kingdom
MarketAxess Europe Limited	United Kingdom
MarketAxess Post-Trade Limited	United Kingdom
MarketAxess Capital Limited	United Kingdom
MarketAxess Canada Company	Nova Scotia, Canada
MarketAxess Plataforma De Negociacao Ltda.	Brazil
MarketAxess Information Consulting (Shanghai) Co., Ltd.	China
MarketAxess Singapore Pte Limited	Singapore
MarketAxess NL B.V.	Netherlands
MarketAxess Post-Trade B.V.	Netherlands
MarketAxess India Markets Private Limited	India
Trax Limited	United Kingdom
RFQ-hub Holdings LLC	Delaware
RFQ-hub Holdings B.V.	Netherlands
RFQ-hub Europe B.V.	Netherlands
RFQ-hub International Limited	Ireland
RFQ-hub Asia Pacific Private Limited	Singapore
RFQ-hub Software Solutions (France)	France